Exhibit 99.B(d)(48)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wells Capital Management, Inc.

As of September 30, 2003, as amended                                , 2009

SEI Institutional Managed Trust

Core Fixed Income Fund

U.S. Fixed Income Fund

Agreed and Accepted:

SEI Investments Management Corporation	Wells Capital Management, Inc.

By:	By:

/

Name:	Name:

Title:	Title:

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wells Capital Management, Inc.

As of September 30, 2003, as amended                                , 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Core Fixed Income Fund	X.XX	%
U.S. Fixed Income Fund	X.XX	%

Agreed and Accepted:

SEI Investments Management Corporation	Wells Capital Management, Inc.

By:	By:

Name:	Name:

Title:	Title: